Exhibit 3.68

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•                  FIRST: The name of this Corporation is Quad/Argentina, Inc.

•                  SECOND: Its Registered Office in the State of Delaware is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington County of New Castle Zip Code 19801. The Registered Agent in charge thereof is The Corporation Trust Company

•                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  FOURTH: The amount of the total authorized capital stock of this corporation is 1,000 shares of no par value ~~Dollars ($                       ) divided into                               shares of                            Dollars ($                               ) each.~~

•                  FIFTH: The name and mailing address of the incorporator are as follows:

Name Debra J. Kraft

Mailing Address W224 N3322 Duplainville Road

Pewaukee, Wisconsin` Zip Code 53072-4195

•                  I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 22nd day of January, A.D. 1996

/s/ Debra J. Kraft
Incorporator
Debra J. Kraft